===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement           [_]  Confidential, for Use of the
                                                Commission Only (as permitted
[X]  Definitive Proxy Statement                 by Rule 14a-6(e)(2))

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                           Viisage Technology, Inc.
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               (Name of Registrant as Specified In Its Charter)

                           Viisage Technology, Inc.
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

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     (4) Date Filed:

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

                          [VIISAGE LOGO APPEARS HERE]

                                30 PORTER ROAD
                        LITTLETON, MASSACHUSETTS 01460

                  NOTICE OF SOLICITATION OF WRITTEN CONSENTS

   The written consent of the holders of Viisage Technology, Inc.'s common stock, par value $.001 per share, of record at the close of business on November 2, 2001 is requested by the Board of Directors in regard to the Second Amendment of the Company's Restated Certificate of Incorporation to increase the authorized shares of common stock from 26,000,000 shares to 45,000,000 shares, as described in the accompanying Consent Solicitation Statement. It is requested that your written consent, using the accompanying Consent Card, be delivered to the company c/o EquiServe Proxy Services, P.O. Box 9398, Boston, Massachusetts 02205-9398, within sixty (60) days of November 26, 2001. An addressed return envelope is enclosed for this purpose, which requires no postage if mailed in the United States.

                                          By Order of the Board of Directors,

                                          CHARLES J. JOHNSON,
                                          Secretary

   November 26, 2001

                           VIISAGE TECHNOLOGY, INC.
                                30 PORTER ROAD
                        LITTLETON, MASSACHUSETTS 01460

                        CONSENT SOLICITATION STATEMENT
                                      FOR
                     THE SOLICITATION OF WRITTEN CONSENTS
              TO AMEND THE RESTATED CERTIFICATE OF INCORPORATION
              TO INCREASE THE AUTHORIZED NUMBER OF COMMON SHARES

                                 INTRODUCTION

   This Consent Solicitation Statement is furnished by the Board of Directors of Viisage Technology, Inc., a Delaware corporation (the "Company" or "Viisage") to the stockholders of the Company in connection with our solicitation of the written consent of the stockholders to further amend our Restated Certificate of Incorporation to increase the total number of authorized shares of common stock from 26,000,000 shares to 45,000,000 shares (the "Amendment").

   We intend to distribute this Consent Solicitation Statement and the accompanying Consent Card commencing on or about November 26, 2001, to the holders of record of our common stock at the close of business on November 2, 2001. The written consent of stockholders representing a majority of the outstanding shares of common stock at the close of business on November 2, 2001 is required to approve the Amendment.

   Our principal executive offices are located at 30 Porter Road, Littleton, Massachusetts 01460, and our telephone number is (978) 952-2200.

                             THE CONSENT PROCEDURE

General

   The proposed Amendment is being submitted for stockholder approval by written consent. No meeting of the stockholders will be held to vote on this matter. Only stockholders of record at the close of business on November 2, 2001 are entitled to consent, to withhold their consent, or to revoke their consent, to the Amendment. Stockholders are entitled to one consent for each outstanding share of common stock held at the close of business on November 2, 2001. As of the close of business on November 2, 2001, there were approximately 16,712,464 shares of our common stock issued and outstanding.

   Consents, once dated, signed, and delivered to the Company c/o EquiServe Proxy Services, will remain effective unless and until they are revoked. Any stockholder submitting a consent has the right to revoke it at any time before it is acted upon by written notice of revocation dated, signed, and delivered to us at the address set forth below on or before the time that we have received written consents from the holders of a majority of the outstanding shares of our common stock.

   The Amendment to increase the authorized number of shares of common stock from 26,000,000 to 45,000,000 shares will be approved and become effective at such time as we hold unrevoked written consents of stockholders approving the Amendment representing a majority of the outstanding shares of common stock at the close of business on November 2, 2001. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Consequently, abstentions and broker non-votes would have the effect of a vote against approval of the Amendment.

   Stockholders are requested to indicate approval of the Amendment by signing and dating the enclosed Consent Card, checking the box on the Consent Card that corresponds to the approval of the Amendment, and delivering the Consent Card to the Company at the address set forth below. Withholding of consent to the Amendment, or abstention with respect to the approval of the Amendment, may be indicated by signing and dating the Consent Card, checking the box that corresponds to withholding of consent to the Amendment or abstention with respect to the approval of the Amendment, respectively, and delivering the Consent Card to us at the address set forth below.

   A CONSENT CARD THAT HAS BEEN SIGNED, DATED, AND DELIVERED TO THE COMPANY, C/O EQUISERVE PROXY SERVICES, WITHOUT ANY OF THE BOXES FOR APPROVAL, WITHHOLDING OF CONSENT, OR ABSTENTION CHECKED WILL CONSTITUTE A CONSENT TO THE AMENDMENT.

   Consent Cards may be delivered to the Company at the following address:

                           Equiserve Proxy Services
                                 P.O. Box 9398
                       Boston, Massachusetts 02205-9398

   Consent Cards should be delivered within sixty (60) days of November 26, 2001. Consent Cards and revocations of consents will be deemed to have been received by us upon actual delivery at the above address.

   THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS CONSENT TO THE
AMENDMENT.

Absence of Appraisal Rights

   Stockholders who abstain from consenting with respect to the Amendment, or who withhold consent to the Amendment, do not have the right to an appraisal of their shares of common stock or any similar dissenters' rights under Delaware law.

Expense Of Consent Solicitation

   The Company will bear the entire cost of the solicitation of stockholder approval of the Amendment, including the preparation, assembly, printing, and mailing of this consent solicitation statement and any additional material furnished to stockholders. In addition, we may reimburse certain persons for their costs in forwarding the solicitation material to stockholders. The costs of any supplemental solicitation by telephone, telegram, or personal solicitation of consents by our directors, officers, or employees will be borne by us and no additional compensation will be paid for any such services.

Voting

   Our only voting securities outstanding and entitled to vote at any special meeting or to consent in lieu of a special meeting are shares of our common stock, par value $.001 per share. Only the holders of record of our common stock at the close of business on November 2, 2001, the record date for the consent solicitation, are entitled to receive this Consent Solicitation Statement and to vote on the Amendment using the Consent Card.

   At the close of business on November 2, 2001 there were 16,712,464 shares of common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote. The effect of the Amendment will be to increase the number of authorized shares of common stock from 26,000,000 shares to 45,000,000 shares.

                              SECURITY OWNERSHIP

Security Ownership Of Certain Beneficial Owners And Management

   The following table sets forth, as of November 2, 2001, the beneficial ownership of our common stock by (i) each person who is known to us to own 5% or more of our common stock, (ii) each director, (iii) each named executive officer, and (iv) all of our directors and executive officers as a group. Unless otherwise noted, the Company believes that each person identified possesses sole voting and investment power over the shares owned. With respect to persons owning 5% or more of the Company's common stock, the Company has relied on information provided to the Company by Lau Technologies on November 9, 2001.

                                                           Shares
                                                        Beneficially
   Name and Address(1)                                     Owned     Percentage
   -------------------                                  ------------ ----------
   Joanna T. Lau(2)...................................   6,420,608     38.18%
   Denis K. Berube(3)(5)..............................   6,420,608     38.18%
   Lau Technologies(4)................................   6,291,367     37.51%
   Thomas J. Colatosti(5)(6)..........................     513,969      2.98%
   Peter Nessen(5)....................................      81,190         *
   Thomas J. Reilly(5)................................     117,188         *
   Harriet Mouchly-Weiss(5)...........................     122,156         *
   Charles E. Levine(5)...............................     117,881         *
   Iftikhar A. Ahmad (5)..............................      47,451         *
   Sean F. Mack(5)....................................      21,086         *
   Stanley Duci(5)....................................      14,117         *
   Michael Mazzu(5)...................................      14,130         *
   Paul T. Principato(5)..............................      13,767         *
   All directors and executive officers as a group (12
    persons)(5).......................................   7,508,691     42.83%

--------
* Less than one percent of the 16,712,464 shares issued and outstanding as of November 2, 2001.

(1) The address of Mr. Berube, Ms. Lau and Lau Technologies is c/o Lau Technologies, 30 Porter Road, Littleton, Massachusetts 01460.

(2) Includes 6,291,367 shares described below held by Lau Technologies, of which Ms. Lau owns approximately 56% of the outstanding capital stock, 1,000 shares owned directly by Ms. Lau, 82,745 shares owned directly by Ms. Lau's spouse, Denis K. Berube and 45,496 shares issuable within 60 days to Mr. Berube pursuant to stock options. Ms. Lau disclaims beneficial ownership of the 82,745 shares owned by, and the 45,496 shares issuable to, Mr. Berube.

(3) Includes 6,291,367 shares held by Lau Technologies, of which Mr. Berube's spouse, Ms. Lau, owns approximately 56% of the outstanding capital stock, 1,000 shares owned directly by Ms. Lau, 82,745 shares owned directly by Mr. Berube and 45,496 shares issuable within 60 days to Mr. Berube pursuant to stock options. Mr. Berube disclaims beneficial ownership of the shares of common stock held by Lau Technologies and the 1,000 shares owned by Ms. Lau.

(4) Includes 60,000 shares issuable within 60 days to Lau Technologies pursuant to option agreements, and 6,231,367 shares owned directly by Lau Technologies.

(5) Includes shares of common stock which the named security holder has the right to acquire within 60 days of November 2, 2001 through the exercise of stock options granted by the Company to the named individuals or group as follows: Mr. Colatosti, 513,569 shares; Mr. Ahmad 37,298 shares; Mr. Duci 13,917 shares; Mr. Mack 13,667 shares; Messrs. Berube, Nessen, Reilly, and Ms. Weiss 45,496 shares each; Mr. Levine 34,136 shares; Mr. Mazzu 12,166 shares; Mr. Principato 10,967 shares, and all directors and executive officers as a group 818,829 shares.

(6) Includes 400 shares held by Mr. Colatosti's children. Mr. Colatosti disclaims beneficial ownership of his children's shares.

                          PROPOSAL TO ADOPT AMENDMENT

   Our Board of Directors has approved and is submitting to our stockholders a proposal to effect the Second Amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 26,000,000 shares to 45,000,000 shares. The text of the Amendment is attached to this consent solicitation statement as Exhibit A. The Board of Directors has approved and recommends that stockholders CONSENT to the Amendment.

Purpose and Effect of the Amendment

   On October 23, 2001, our Board of Directors approved a Second Amendment to our Restated Certificate of Incorporation to increase the aggregate number of shares of common stock that we are authorized to issue from 26,000,000 shares to 45,000,000 shares. If approved by our stockholders, the Amendment will become effective upon the filing of a Second Certificate of Amendment with the Delaware Secretary of State. The Amendment would increase the number of shares of common stock available for issuance, but would have no effect upon the terms of the common stock or rights of holders of the common stock. We currently have approximately 16,712,464 shares of common stock outstanding, approximately 4,586,417 shares reserved for future issuance under our stock incentive plans and 219,854 shares reserved for issuance upon exercise of warrants. Based upon the foregoing number of outstanding and reserved shares of common stock, we currently have approximately 4,481,265 shares remaining for other purposes.

   Our Board of Directors believes that it is in the best interest of the Company and its stockholders to have additional shares of common stock authorized and available for issuance or reservation on an as-needed basis without the delay or expense of seeking stockholder approval (unless required by law or then existing Nasdaq listing requirements). Additional shares may be used to provide the Company with working capital necessary to further develop its core businesses, to finance acquisitions, to have shares available for use in connection with its stock option plans, and to pursue other corporate purposes that may be identified in the future by the Board of Directors. In the near term, the Board of Directors believes that there are attractive acquisition opportunities in both the identification systems and biometric sectors, and that additional working capital is likely to be required to meet the anticipated market demand for the Company's facial recognition technology. However, there can be no assurance that we will be successful in any acquisition opportunity or in securing additional financing on terms acceptable to the Company.

   Although the increase in the authorized number of shares of common stock will not, in and of itself, have any immediate effect on the rights of our stockholders, any future issuance of additional shares of common stock could affect our stockholders in a number of respects, including by diluting the voting power of the current holders of our common stock, and by diluting the earnings per share and book value per share of outstanding shares of our common stock at such time. In addition, the issuance of additional shares could adversely affect the market price of our common stock. Moreover, if we issue securities convertible into common stock or other securities that have rights, preferences and privileges senior to those of our common stock, the holders of our common stock may suffer significant dilution.

Potential Anti-takeover Effect

   We have no present intention to use the increased authorized common stock for anti-takeover purposes, nor is the proposed Amendment in response to any effort by any person or group to accumulate our stock or to obtain control of the Company by any means. The charter amendment is not intended to have any anti-takeover effect and is not part of any series of anti-takeover measures contained in the charter or the bylaws as in effect on the date hereof. However, the issuance of the additional shares of common stock would increase the number of shares necessary to acquire control of the Board or necessary to meet the voting requirements imposed by Delaware law with respect to a merger or other business combination involving us. Issuance of additional shares unrelated to any takeover attempt could also have these effects. Management has no current intent to propose anti-takeover measures in future proxy solicitations.

No Change in Business

   The Amendment will effect a change in the number of authorized shares of our common stock. However, the Amendment will not result in any change in our business, management, location of our principal executive offices, assets, liabilities or net worth (other than as a result of the costs incident to the Amendment, which are immaterial). Our management, including all directors and officers, will remain the same after the Amendment.

   Upon the effective date of the Amendment, the number of authorized shares of the Company's common stock will increase from 26,000,000 shares to 45,000,000 shares. Stockholders need not exchange their existing stock certificates.

                            ADDITIONAL INFORMATION

Annual Report and Financial Statements

   We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read and copy any reports, statements, or other information that we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference rooms. Our public filings are also available to the public from commercial document retrieval systems and the Internet World Wide Web site maintained by the SEC at "http//www.sec.gov."

   Our 2001 Annual Report to Stockholders was mailed to stockholders with our proxy statement for the annual meeting held in May 2001. You may obtain a copy of our annual report on Form 10-K or our subsequent quarterly reports on Form 10-Q by requesting them in writing or by telephone to the following:

                           Viisage Technology, Inc.
                                30 Porter Road
                        Littleton, Massachusetts 01460
                                (978) 952-2200
                        Attention: Sean Mack, Treasurer

   The foregoing reports are not incorporated in this Consent Solicitation Statement and are not deemed to be a part of the consent solicitation material.

Deadline for Receipt of Stockholder Proposals

   Shareholders may submit proposals on matters appropriate for shareholder action at subsequent annual meetings of shareholders consistent with Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended. For such proposals to be considered for inclusion in the Proxy Statement and Proxy relating to the 2002 Annual Meeting of Shareholders, such proposals must be received by the Company for inclusion in the Company's Proxy Statement and proxy card relating to that meeting no later than December 17, 2001.

   Pursuant to new amendments to Rule 14a-4(c) of the Exchange Act, if a shareholder who intends to present a proposal at the 2002 Annual Meeting of Shareholders does not notify the Company of such proposal on or prior to February 20, 2002, then management proxies would be allowed to use their discretionary voting authority to vote on the proposal when the proposal is raised at the Annual Meeting, even though there is no discussion of the proposal in the 2002 Proxy Statement.

Dated: November 26, 2001

Littleton, Massachusetts

                                   EXHIBIT A
                        SECOND CERTIFICATE OF AMENDMENT
                                      OF
                     RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                           VIISAGE TECHNOLOGY, INC.

   Viisage Technology, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

   FIRST: That the Board of Directors of the Corporation, by vote at a meeting of its members as filed with the minutes of the board, duly adopted resolutions setting forth a proposed second amendment to the Restated Certificate of Incorporation, declaring said amendment to be advisable to the stockholders of the Corporation. The resolution setting forth the proposed amendment is as follows:

   "RESOLVED, that the Restated Certificate of Incorporation of this corporation be further amended by changing Section 1 of Article Fourth thereof so that, as amended, said Article shall be and read as follows:

   Section 1. Number of shares:

   The total number of shares of capital stock which the Corporation shall have authority to issue is Forty-Seven Million (47,000,000) shares, of which
(a) Forty-Five Million (45,000,000) shall be Common Stock, par value $0.001 per share (the "Common Stock"), and (b) Two Million (2,000,000) shall be Preferred Stock, par value $0.001 per share (the "Preferred Stock"). As set forth in this Article IV, the Board of Directors of the Corporation (the "Board of Directors") is authorized from time to time to establish and designate one or more series of Preferred Stock, to fix and determine the variations in the relative rights and preferences as between the different series of Preferred Stock in the manner hereinafter set forth in this Article IV, and to fix or alter the number of shares comprising any such series and the designation thereof to the extent permitted by law.

   Any and all such shares issued, and for which the full consideration has been paid or delivered, shall be deemed fully paid stock and the holder of such shares shall not be liable for any further call or assessment or any other payment thereon.

   The Board of Directors is authorized to issue, from time to time, all or any portion of the capital stock of the Corporation, of any class, which may have been authorized but not issued or otherwise reserved for issue, to such person or persons and for such lawful consideration (including property or services at their fair value), as it may deem appropriate, and generally in its absolute discretion to determine the terms and manner of any disposition of such authorized but unissued capital stock."

   SECOND: That thereafter, pursuant to the recommendation of the Board of Directors, the holders of a majority of the outstanding common stock of the Corporation, in accordance with Section 228 of the General Corporation Law of the State of Delaware, duly consented to and approved of the amendment.

   THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

   IN WITNESS WHEREOF, said Viisage Technology, Inc., has caused this certificate to be signed by Charles J. Johnson, Esq., its Secretary, this
day of      , 2001.

                                          -------------------------------------
                                          Charles J. Johnson, Secretary

                           VIISAGE TECHNOLOGY, INC.

         WRITTEN CONSENT SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                   IMPORTANT

   Please return the consent form promptly to the Company c/o EquiServe Proxy Services, P.O. Box 9398, Boston, Massachusetts 02205-9398. This consent from must be received by EquiServe no later than the deadline stated in the Consent Solicitation Statement in order for your vote to count.

PLEASE MARK AS IN THIS SAMPLE [X]

   The Board of Directors recommends a CONSENT to Proposal 1.

1. Proposal to amend the Restated Certificate of Incorporation to increase the authorized number of shares of Common Stock from 26,000,000 shares to 45,000,000 shares.

         Consents [_]       Does Not Consent [_]      Abstains [_]

                                          (Please sign and date below)

                                          Dated:       , 2001

                                          -------------------------------------
                                          Signature of Stockholder(s)

                                          -------------------------------------
                                          Signature of Stockholder (s)

   If signing as attorney, executor, administrator, trustee, or guardian, please give full title as such, and, if signing for a corporation, give your title. When shares are in the names of more than one person, all should sign. If the signer is a Partnership, sign in the name of the Partnership by an authorized person.

   THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS CONSENT TO THE SECOND AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION.